Exhibit 99.1

Argan, Inc. Reports Third Quarter Fiscal 2025 Results

December 5, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its third quarter of fiscal year 2025 ended October 31, 2024. The Company will host an investor conference call today, December 5, 2024, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	October 31,
For the Quarter Ended:	2024	2023	Change
Revenues	$257,008	$163,755	$93,253
Gross profit	44,327	19,235	25,092
Gross margin %	17.2%	11.7%	5.5%
Net income	$28,010	$5,464	$22,546
Diluted income per share	2.00	0.40	1.60
EBITDA	37,509	12,180	25,329
Cash dividends per share	0.375	0.300	0.075

	October 31,
For the Nine Months Ended:	2024	2023	Change
Revenues	$641,705	$408,779	$232,926
Gross profit	93,376	57,201	36,175
Gross margin %	14.6%	14.0%	0.6%
Net income	$54,090	$20,340	$33,750
Diluted income per share	3.91	1.50	2.41
EBITDA	74,241	33,774	40,467
Cash dividends per share	0.975	0.800	0.175

	October 31,	January 31,
As of:	2024	2024	Change
Cash, cash equivalents and investments	$506,282	$412,405	$93,877
Net liquidity (1)	280,977	244,919	36,058
Share repurchase treasury stock, at cost	102,746	97,528	5,218
Project backlog	800,000	757,000	43,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “Our third quarter revenues and earnings, each the second highest in Company history, reflect strong execution across all of our businesses, which drove consolidated revenues growth of 57% to $257 million, gross margin of 17.2%, net income of $28.0 million, or $2.00 per diluted share, and EBITDA of $37.5 million. Our power industry services segment had a particularly strong quarter as evidenced by revenue growth of 75% to $212 million with gross margin of 18.3%, demonstrating our ability to drive enhanced profitability on our renewable as well as on our natural gas projects.

“Our backlog of $0.8 billion at the close of the quarter increased 6% compared to backlog entering fiscal year 2025, and includes $478 million of renewable projects, reflecting the market appeal of our energy agnostic capabilities and our ability to diversify our backlog mix. The industry is seeing strong demand for natural gas projects and we believe that our expertise, well-established industry relationships and reputation for enabling efficient and on-budget project completion provide a competitive advantage as we pursue new opportunities.

“As we move through the close of our fiscal year, we are encouraged by the strengthening pipeline of planned energy facilities as the industry prepares for the anticipated unprecedented growth in power demand driven by data centers, reshoring of manufacturing operations and increased EV charger utilization. We believe our successful track record as an effective partner in the construction of both traditional and renewable power facilities position us well to capitalize on the current and future need for high quality energy resources to support the power grid.”

Third Quarter Results

Consolidated revenues for the quarter ended October 31, 2024 were $257.0 million, an increase of $93.3 million, or 57%, from consolidated revenues of $163.8 million reported for the comparable prior year quarter. The Company achieved increased revenues with heightened quarterly construction activities at several projects, including the Midwest Solar and Battery Projects; the Trumbull Energy Center, a large combined cycle, gas-fired power plant under construction near Lordstown, Ohio; the 405 MW Midwest Solar Project; and the Louisiana LNG Facility. The overall increase in consolidated revenues between quarters was partially offset by decreased construction revenues associated with the Guernsey Power Station project, the Shannonbridge Power Project and the ESB FlexGen Peaker Plants, as those projects have been completed.

For the quarter ended October 31, 2024, Argan’s consolidated gross profit was approximately $44.3 million, or 17.2% of consolidated revenues, reflecting profit contributions from all three reportable business segments. The consolidated gross margin for the quarter reflects the changing mix of projects, strong execution and certain positive job closeouts. Last year, during the third quarter ended October 31, 2023, gross profit was negatively impacted by a loss on the Kilroot project, which reduced gross profit by approximately $10.7 million. Consolidated gross profit for the quarter ended October 31, 2023 was $19.2 million, or 11.7% of consolidated revenues.

Selling, general and administrative expenses increased by $2.6 million to $14.0 million for the quarter ended October 31, 2024, from $11.4 million in the comparable prior year quarter. However, as a percentage of revenues, these expenses declined to 5.4% in the third quarter of fiscal 2025 as compared to 6.9% in the third quarter of fiscal 2024.

Other income, net, for the three months ended October 31, 2024 was $6.6 million, which reflected income earned during the period on invested funds in the total amount of approximately $4.8 million. During the quarter ended October 31, 2024, the Company recorded income tax expense of $9.0 million, primarily due to consolidated pre-tax book income of $37.0 million. For the comparable period last year, the effective tax rate was higher primarily due to the unrecognized tax loss benefit related to the Kilroot project.

For the quarter ended October 31, 2024, Argan achieved net income of $28.0 million, or $2.00 per diluted share, compared to $5.5 million, or $0.40 per diluted share, for last year’s third quarter. EBITDA for the quarter ended October 31, 2024 increased to $37.5 million compared to $12.2 million in the same quarter of last year.

Argan maintained a substantial total balance of cash, cash equivalents and investments during the quarter. The total balances were $506.3 million and $412.4 million as of October 31 and January 31, 2024, respectively. Balance sheet net liquidity was $281.0 million at October 31, 2024 and $244.9 million at January 31, 2024; furthermore, the Company had no debt.

First Nine Months Results

Consolidated revenues for the nine months ended October 31, 2024 were $641.7 million, an increase of $232.9 million, or 57.0%, from consolidated revenues of $408.8 million reported for the comparable prior year period.

For the nine months ended October 31, 2024, consolidated gross profit increased to approximately $93.4 million, which represented a consolidated gross margin of 14.6%, compared to consolidated gross profit of $57.2 million, or consolidated gross margin of 14.0%, reported for the nine months ended October 31, 2023. The gross profit percentage increased between periods primarily due to the changing mix of projects and contract types. Additionally, during the nine-month periods ended October 31, 2024 and 2023, gross profit was negatively impacted by a loss recorded on the Kilroot Project, which reduced gross profit by approximately $2.6 million and $11.5 million, respectively.

Selling, general and administrative expenses increased by $5.4 million to $37.8 million for the nine months ended October 31, 2024, from $32.5 million in the comparable prior year period. However, as a percentage of revenues, these expenses declined to 5.9% from 7.9% between the periods.

Other income, net, for the nine months ended October 31, 2024 was $17.0 million, which reflected income earned during the period on invested funds of approximately $14.0 million, as the weighted average balances of investments are meaningfully higher this year.

The Company recorded income tax expense of $18.5 million for the nine months ended October 31, 2024 primarily due to corresponding consolidated pre-tax book income of $72.6 million. For the comparable period last year, the effective tax rate was higher primarily due to the unrecognized tax loss benefit related to the Kilroot project.

For the nine months ended October 31, 2024, Argan achieved net income of $54.1 million, or $3.91 per diluted share, versus net income of $20.3 million, or $1.50 per diluted share, for last year’s comparable period. EBITDA for the nine months ended October 31, 2024 was $74.2 million compared to $33.8 million in the same period of last year.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, December 5, 2024, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 925404.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/webcast/page/2961/51625

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until December 19, 2024, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 51625. A replay of the webcast can be accessed until December 5, 2025.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company makes reference to earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation, amortization, and income tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s effectiveness in mitigating future losses related to the Kilroot loss contract. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2024	2023	2024	2023
REVENUES	$257,008	$163,755	$641,705	$408,779
Cost of revenues	212,681	144,520	548,329	351,578
GROSS PROFIT	44,327	19,235	93,376	57,201
Selling, general and administrative expenses	13,995	11,375	37,848	32,467
INCOME FROM OPERATIONS	30,332	7,860	55,528	24,734
Other income, net	6,646	3,733	17,044	7,222
INCOME BEFORE INCOME TAXES	36,978	11,593	72,572	31,956
Income tax expense	8,968	6,129	18,482	11,616
NET INCOME	28,010	5,464	54,090	20,340

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	(957)	(882)	(1,933)	(627)
Net unrealized losses on available-for-sale securities	(659)	(427)	(169)	(1,147)
COMPREHENSIVE INCOME	$26,394	$4,155	$51,988	$18,566

NET INCOME PER SHARE
Basic	$2.07	$0.41	$4.04	$1.52
Diluted	$2.00	$0.40	$3.91	$1.50

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	13,530	13,328	13,398	13,381
Diluted	14,034	13,559	13,830	13,549

CASH DIVIDENDS PER SHARE	$0.375	$0.300	$0.975	$0.800

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	October 31,	January 31,
	2024	2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$175,349	$197,032
Investments	330,933	215,373
Accounts receivable, net	131,660	47,326
Contract assets	44,620	48,189
Other current assets	34,579	39,259
TOTAL CURRENT ASSETS	717,141	547,179
Property, plant and equipment, net	14,147	11,021
Goodwill	28,033	28,033
Intangible assets, net	1,924	2,217
Deferred taxes, net	1,254	2,259
Right-of-use and other assets	6,365	7,520
TOTAL ASSETS	$768,864	$598,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$87,085	$39,485
Accrued expenses	78,393	81,721
Contract liabilities	270,686	181,054
TOTAL CURRENT LIABILITIES	436,164	302,260
Noncurrent liabilities	3,996	5,030
TOTAL LIABILITIES	440,160	307,290

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,569,104 and 13,242,520 shares outstanding at October 31, 2024 and January 31, 2024, respectively	2,374	2,374
Additional paid-in capital	168,441	164,183
Retained earnings	266,334	225,507
Treasury stock, at cost – 2,259,185 and 2,585,769 shares at October 31, 2024 and January 31, 2024, respectively	(102,746)	(97,528)
Accumulated other comprehensive loss	(5,699)	(3,597)
TOTAL STOCKHOLDERS’ EQUITY	328,704	290,939
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$768,864	$598,229

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATION TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	October 31,
	2024	2023
Net income, as reported	$28,010	$5,464
Income tax expense	8,968	6,129
Depreciation	433	489
Amortization of intangible assets	98	98
EBITDA	$37,509	$12,180

	Nine Months Ended
	October 31,
	2024	2023
Net income, as reported	$54,090	$20,340
Income tax expense	18,482	11,616
Depreciation	1,376	1,524
Amortization of intangible assets	293	294
EBITDA	$74,241	$33,774